CANANDAIGUA NATIONAL BANK

AND TRUST COMPANY

72 South Main Street

Canandaigua, New York 14424

Robert G. Sheridan

Phone: (716) 394-4260

Executive Vice President and Cashier

Facsimile: (716) 396-1355

Retail Services

                      CNBanker Voice (716) 394-5520

e-mail: rsheridan@cnbank.com

November 20, 2000

Mr. Joseph L. Dugan

235 Parker Drive

Pittsburgh, PA 15216

Re:

Employment and Compensation Agreement

Dear Joe:

Pursuant to our recent conversations this letter shall attempt to confirm our understandings regarding your anticipated employment with Canandaigua National Bank and Trust Co.  Our offer includes the following:

1)

Your base pay shall be $110,000 per annum.

2)

We agree to pay you $13,000, net of taxes upon your execution and return of a copy of this agreement and the processing of your employment application, which is enclosed.

3)

We shall provide you with 25 shares of the common stock of The Canandaigua National Corporation upon your execution of this agreement and the processing of your employment application.

4)

You shall be eligible for a Performance Bonus upon your attainment of certain goals according to the matrix attached hereto and labeled Exhibit A.

5)

Your title shall be Senior Vice President.  You shall be a member of our Management Group and shall be entitled to normal bank benefits but also certain benefits associated with your senior position to include membership in a health club and annual physical to an extent not to exceed $1,500.  In addition you shall be eligible for stock options, as a

Mr. Joseph L. Dugan

November 20, 2000

Senior Vice President, in connection with the Canandaigua National Corporation Stock Option Plan based upon performance of the bank.  A copy of the plan is enclosed for your review.

6)

You shall be eligible for tuition reimbursement for accredited undergraduate or graduate level courses provided they are approved by the CEO.

7)

You shall be eligible for certain relocation expense reimbursements as outlined in Exhibit B attached hereto.

8)

The sign-on bonus and relocation expenses outlined above shall be subject to 100% refund should you voluntarily leave the employ of the Canandaigua National Bank and Trust Company within 24 months of the commencement of your employment here; and 50% refund should you voluntarily leave within 24 –36 months.

9)

During your tenure your guaranteed severance shall be 6 months of base pay in the event that you leave the bank involuntarily.

10)

Your employment shall commence on December 29, 2000. Your are employeed at will, and your employment is subject to the policies and procedures set forth in our employee handbood that is enclosed with this letter.

I trust that the above terms and conditions of employment meet with your approval.  If they do, kindly indicate your acknowledgement and acceptance of them by executing the enclosed copy of this letter and returning it to me.  If you have any questions or concerns please call me at 716-393-6097 or write to me at:

72 S. Main St.

Canandaigua, New York 14424

We look forward to you joining the bank and playing an important role toward our future growth and profitability.

Sincerely yours,

Robert G. Sheridan

Senior Vice President

Mr. Joseph L. Dugan

November 20, 2000

I hereby acknowledge and agree to the terms and conditions of employment as outlined above.

11/22/2000

/s/ Joseph L. Dugan

Dated

Joseph L. Dugan

Mr. Joseph L. Dugan

November 20, 2000

Exhibit A – Sales Manager Bonus Program

		Relationship Ratio
		< 1:1.5	1:1.5 - 1:1.99	1:2 - 1:3.99	1:4-1:4.99	1:5+
Number of Qualifying DDA's	<400	0.0%	2.5%	5%	10%	15%
	401-799	2.5%	5%	10%	15%	20%
	800-1,199	5.0%	10%	15%	20%	25%
	1,200-1,599	7.5%	15%	20%	25%	30%
	1,600-1,999	10.0%	20%	25%	30%	40%
	2,000+	12.5%	25%	30%	40%	65%

Mr. Joseph L. Dugan

November 20, 2000

Exhibit A – Sales Manager Bonus Program (continued)

Qualifying DDA
Checking Account
and Direct Deposit of Payroll
and Debit Card
Must also offer
Chexmate Line of Credit
Credit Card

Relationship Ratio
Calculated as the ratio of # of cross sold products to the checking account
E.g. Customer has checking account and opens 1 savings account, 1 time deposit and a consumer loan. Total products are 4 (includes checking). Therefore ratio is
1:4. Direct Debit and CNBill Pay are 1/2 point each

Ratio is calculated using the period 180 days following the opening date of the checking account.

Qualifying accounts:
Value	Type
0.5	At least one direct debit to non-CNB vendor
0.5	CNBill pay enabled account
1.0	Any savings product, including money market
1.0	Any time account
1.0	Any direct consumer loan, except chexmate
1.0	Any mortgage loan, including home equity
Any insurance policy:
1.0	Property and casualty
1.0	Life
1.0	Long-tem Care
1.0	Any Trust account, including retirement account
1.0	Any Investment account, including mutual fund

Mr. Joseph L. Dugan

November 20, 2000

Exhibit B – Benefits

Joe Dugan
Salary and Benefits Summary Proposal
The Canandaigua National Bank and Trust Company

Position Title	Vice President - Sales

	Amount	Estimated Value
Salary and related compensation
Salary (Review 12/01) Annual Base Rate for 2001	$100,000.00	$100,000.00
Bonus - variable up to 35% of base
payable February 28 following year	0%-35%	$ 35,000.00
CNB Profit Sharing Plan - Contractual - Est 12% Base	12%	$12,000.00
CNB E.S.O.P. - Contractual - Est 1% Base	1%	$1,000.00

Signing Bonus (Net after taxes) *
Net after taxes (check enclosed)	$5,000.00	$ 6,250.00	assume 25% tax rate

Vacation
Year 2001	4 weeks	$ 7,692.31

Holidays
Follow federal banking holidays	9-10 per year	$ 3,846.15

Group Benefit Plans
Health insurance	50% subsidy	$ 3,105.60	Family Group Plan
Pre-tax spending accounts
-Unreimbursed Medical Care Expenses	up to $3,500	$ 875.00	est tax save at 25% rate
-Unreimbursed Medical and Child Care Expenses	up to $5,000	$ 1,250.00	est tax save at 25% rate
Pre-tax dental plan	family plan	$ 164.34	est tax save at 25% rate
Life Insurance	3x Base Salary	$ 276.00	Est annual premium
Short Term Disability	50%-100% salary	$ 250.00	Est annual premium
Long Term Disability	60% salary	$ 250.00	Est annual premium

Preferred Lending Rate - 7.25%
Short term lending - Up to $15,000		$ 300.00	Current rate 9.25%
Mortgage Loans - Up to $30,000		$ 114.00	Current rate 8.01%

Relocation Expenses *
Reimbursement for up to $7,500 of associated expenses	$ 7,500.00	$ 9,375.00	Non-taxable reimbursement

	Total Estimated Value	$181,748.40

The Signing Bonus and Relocation Expense Reimbursement  are 100% refundable to the Bank if you leave employment, without cause within 36 months of your start date